Exhibit 2.10

           FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT


          THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (the "First Amendment") is made and entered into this 4th day of June, 2003 by and among FLEMING COMPANIES, INC., an Oklahoma corporation ("Fleming"), RAINBOW FOOD GROUP, INC., a Nevada corporation ("Rainbow," and together with Fleming, "Seller"), RBF CORP., a Wisconsin corporation ("Buyer"), and ROUNDY'S, INC., a Wisconsin corporation ("Parent"). Each of Buyer, Seller and Parent shall be referred to herein individually as a "Party" and collectively as the "Parties".

                      W I T N E S S E T H:

          WHEREAS, the Parties entered into that certain Asset Purchase Agreement on May 2, 2003 (the "Agreement") pursuant to which Seller agreed to sell, and Buyer agreed to acquire from Seller, the Acquired Assets and Buyer agreed to assume certain liabilities of Seller related to the Acquired Assets on the terms and subject to the conditions set forth in the Agreement;

          WHEREAS, the Parties desire to amend certain of the terms and provisions of the Agreement;

          WHEREAS, all defined terms that are used in this  First
Amendment shall have the meanings in the Agreement, unless separately defined herein.

          NOW THEREFORE, the Parties hereto agree as follows:

          1. Bankruptcy Condition. Section 11.14 of the Agreement is hereby amended to read, in its entirety, as follows:

     11.14.    Bankruptcy Conditionion.

          a) The Bidding Procedures Order shall have been entered by the Bankruptcy Court as soon as practicable and no later than May 21,
2003.   The  Sale Order shall have been entered by the Bankruptcy
Court as soon as practicable and no later than August 6, 2003.
b) The Sale Order, in substantially the form attached hereto as Annex III, shall approve and authorize the sale of the Acquired
Assets, the results of the Auction, and the assumption and assignment of the Acquired Contracts and the Acquired Contracts shall have been actually assumed and assigned to Buyer such that, subject only to payment by Buyer of the Cure Costs, the Acquired
Contracts will be in full force and effect from and after the Closing with non-debtor parties being barred and enjoined from asserting against Buyer, among other things, any defaults, breaches or claims of pecuniary losses existing as of the Closing or by reason of the Closing.
c) The Bidding Procedures Order shall include provisions for the following:

               i. As soon as Seller consummates the first of any Acquisition Proposals, Seller shall immediately pay to Buyer (in immediately available cash via wire transfer to an account designated by Buyer), a breakup fee equal to $3,000,000 (the "Breakup Fee").
Regardless of the number of Acquisition Proposals consummated, Seller shall pay a single Break-Up Fee from the proceeds of any Acquisition Proposal, and no lien, claim, encumbrance or interest whatsoever shall attach to the proceeds of any Acquisition
Proposal to the extent (and only to the extent) such proceeds are required to pay the Break-Up Fee (it being understood that liens, claims, encumbrances and interests shall immediately attach to all proceeds of any Acquisition Proposal to the extent such proceeds are not required to pay the Break-Up Fee with the same validity, priority, force and effect that such liens, claims, encumbrances and interests had on the Assets subject to such Acquisition Proposal immediately before the consummation of such Acquisition Proposal), and under no circumstances shall more than one Break-Up Fee be paid;

               ii. If the transactions contemplated hereby are not consummated for any reason other than the material breach by Buyer of this
Agreement (which material breach, following notice from Seller to
Buyer,  is  not cured in accordance with this Agreement)  or  the failure  of  Parent to obtain the Lender's Consent, Seller  shall immediately pay to Buyer (in immediately available cash via  wire transfer  to an account designated by Buyer) an amount  equal  to
the   documented  reasonable  costs  and  out-of-pocket  expenses incurred  by  Buyer in connection with its legal,  environmental, accounting  and  business  due diligence,  the  securing  of  any necessary  Lenders' Consents, and the preparation and negotiation of  this Agreement (including, without limitation, the reasonable costs  and expenses associated with Section 8.2) up to a  maximum of  $1,500,000 (if no Break-Up Fee is paid to Buyer) or up  to  a maximum  of $500,000 (if the Break-Up Fee is paid to Buyer)  (the
"Expense Reimbursement"); provided that (a) prior to or upon such
date   as  the  Expense  Reimbursement  is  payable  thereto   in
accordance  herewith, Buyer shall submit to Seller,  counsel  for the  Official  Committee of Unsecured Creditors (the  "Creditors'
Committee"),  counsel to the Lenders' agents for  Seller's  post-
petition financing facility (the "Postpetition Lenders' Agents"), and  the  Office  of the United State Trustee (collectively,  the
"Review Parties") documentation for the items for which it  seeks reimbursement;  and except to the extent that the Review  Parties object  to the reasonableness of the items for which Buyer  seeks reimbursement,  Seller  shall pay the  Expense  Reimbursement  to
Buyer  in  accordance herewith no later than five  business  days after  the  submission  by Buyer to the Review  Parties  of  such documentation (the "Payment Date"); and to the extent  (and  only
to   the   extent)  that  the  Review  Parties  object   to   the
reasonableness  of the items for which Buyer seeks reimbursement,
Seller  may  withhold  (in  escrow for Buyer)  the  corresponding portion  (if  any) of the Expense Reimbursement and shall  notify
Buyer  in  writing  of the Review Parties' objections  (including reasonable detail for the rationale for such objections) no later than  the  Payment Date; and Buyer and the Review  Parties  shall have  five business days (or such longer time as they may  agree)
from Buyer's receipt of the Review Parties' objections to resolve the  issues raised therein; and to the extent that Buyer and  the
Review  Parties  cannot  resolve such  issues  within  such  five business  days  (or such longer period as they  may  agree),  the
Review Parties may file an objection to the reasonableness of the disputed  portion of Buyer's request for reimbursement  with  the
Bankruptcy Court; provided, however, that the Review Parties must file any such objection by no later than five business days after the  conclusion  of  the  negotiation period  set  forth  in  the preceding sentence; provided, further, that if none of the Review
Parties file such an objection by such deadline, Seller shall pay the  previously withheld portion of the Expense Reimbursement  to
Buyer  in  accordance  herewith within  two  Business  Days;  and notwithstanding any provision of this paragraph to the  contrary, if the Break-Up Fee is paid to Buyer (and, therefore, the maximum amount  of  the Expense Reimbursement is $500,000), Seller  shall pay  the Expense Reimbursement to Buyer upon submission by  Buyer to the Review Parties of documentation for the items for which it
seeks   reimbursement;  and  (b)  Buyer  shall  have  an  allowed
administrative expense claim for any Expense Reimbursement;
iii. That Seller is authorized without further Bankruptcy Court action to pay any amounts that become due and payable to Buyer pursuant to this Agreement (including, without limitation, the Breakup Fee and Expense Reimbursement) and that such amounts shall be payable from the proceeds of the Acquisition Proposal as provided in this Section 11.14;
iv.  No party submitting any other offer to purchase the Acquired
Assets or a Qualifying Bid shall be entitled to any expense reimbursement, breakup fee, bid protection, or termination or similar fee or payment;
v.   Prior to receipt by a prospective Bidder of any Confidential
Information (including, but not limited to, business and financial information and access to representatives of Seller) from Seller, each such Bidder will be required to execute a confidentiality agreement, in a form and in substance acceptable to Seller in its discretion, after consultation with the Creditors' Committee and the Postpetition Lenders' Agents, and deliver evidence satisfactory to Seller, in Seller's discretion after consultation with the Creditors' Committee and the Postpetition Lenders' Agents, establishing such potential
Bidders' financial capability to timely consummate a purchase of the Acquired Assets;

               vi. Each Bidder shall submit an executed asset purchase agreement, substantially similar to this Agreement, except that it may relate to fewer than all of the Acquired Assets, along with any other bid package requirements to Seller, and place into escrow a cash deposit of no less than $4,000,000. The foregoing must be completed at least two (2) Business Days prior to the Auction; provided, however, that Seller may, in its discretion (after consultation with the Creditors' Committee), and with the consent of the Buyer (which consent may not be unreasonably delayed or unreasonably withheld), extend this deadline;

               vii. A Bid will not be considered by Seller as qualified for the Auction (a "Qualifying Bid") unless (i) such Bid is greater than the sum of the Estimated Cash Purchase Price plus Five Million
Dollars  ($5,000,000), even if fewer than  all  of  the  Acquired
Assets are the subject of the Bid, and (ii) such Bid satisfies the requirements set forth in immediately preceding subparagraphs
(v) and (vi). The bidder, which may consist of a single bidder or a group of bidders acting in concert, of any such Qualifying
Bid is a "Qualified Bidder";
viii. Seller shall conduct the Auction on the date immediately prior to the date of the Sale Hearing, regardless of whether it receives any Qualifying Bids;
ix. Only Qualified Bidders and Buyer may participate in the Auction;
x. The Estimated Cash Purchase Price offered by Buyer herein shall be deemed to be the opening Bid at the Auction. The Bid subsequent thereto must be a Qualifying Bid (the "Second Bid").
All Bids after the Second Bid must be submitted by a Qualified
Bidder and must be for an amount not less than $250,000 higher than any previous Bid;
xi.  Buyer shall have the right to submit additional Bids;
xii. At the Auction, Seller shall have the right to select the highest and/or best Bid from Buyer and any Qualified Bidder (the
"Highest and Best Bid"), which will be determined by considering, among other things: (i) the number, type and nature of any changes to this asset purchase agreement requested by each Bidder; (ii) the extent to which such modifications are likely to delay closing of the sale of the Acquired Assets and the cost to Seller of such modifications or delay; (iii) the total and net consideration to be received by Seller; (iv) the likelihood of the Bidder's ability to close a transaction and the timing thereof; and (v) the net benefit to Seller's estate, taking into account Buyer's rights to the Breakup Fee and Expense
Reimbursement. Seller plans to conduct a separate auction (at which auction a representative of Buyer may be present) for the sale (free and clear of liens, claims, rights, interest and encumbrances) of the real and personal property assets (the
"Product Supply Center Assets") used in the operation of Seller's
Product Supply Center, as described in Exhibit 2 to the Bid
Procedures Order.  Seller, in consultation with the Creditors'
Committee and the Postpetition Lenders' Agents, may consider any bid for the Product Supply Center Assets (if any, a "PSC Bid") in evaluating the Highest and/or Best Bid for the Acquired Assets.
If a bidder wishes to bid on both any of the Product Supply
Center Assets and any of the Acquired Assets, then Seller (after consultation with the Creditors' Committee and the Postpetition
Lenders' Agent) may consider such bid in evaluating the Highest and/or Best Bid only if: (a) any bid for the Acquired Assets submitted by the party submitting the PSC Bid (the "PSC Bidder") is otherwise a Qualifying Bid and (b) the PSC Bidder has conditioned the PSC Bid upon the determination that the PSC
Bidder's Bid for the Acquired Assets is the Highest and/or Best
Bid;
xiii. During the Auction, all Bids must be solicited and submitted in the presence of all other Qualified Bidders (who have not affirmatively left the Auction); and
xiv. Buyer shall have standing to contest the Highest and/or Best
Bid selected by Seller.

          2. Final Price Adjustment and Payment. Section 4.6(a) of the Agreement is hereby amended to read, in its entirety, as follows:

     "Within thirty (30) Business Days after the
Closing Date, or any Subsequent Closing Date, Seller shall deliver to Buyer a written statement of its final calculation of Cash on Hand, Inventory Purchase Price, and any discrepancies in the prorations made pursuant to Section 12.1 (c) between the estimated amount of the prorations made at Closing for such items and the calculation of the actual amounts that should have been prorated (all of the foregoing being referred to as the "Post Closing Reconciliations"). If Buyer disputes Seller's calculations of the Post Closing Reconciliations, Buyer shall respond to Seller in writing within ten (10) Business Days after receipt of Seller's calculation and provide a written statement of Buyer's calculation of the Post Closing Reconciliations. If Buyer and Seller are unable to agree on a final calculation of the Post Closing Reconciliations by the tenth Business Day after the Seller's receipt of Buyer's response to the proposed final calculation of the Post Closing Reconciliations, then either party shall be entitled to submit the matter to the Bankruptcy Court for resolution of the dispute. For the purposes of Section 4.6(b), the "Determination Date" shall be the date on which the Post Closing Reconciliations are finally determined in accordance with Article 4 and the Parties shall reconcile and settle any discrepancies through the procedure outlined in Section 4.6(b). For purposes of such section, the Cash Purchase Price shall refer to the purchase price specified in Section 4.1(a), with credits or debits as appropriate to reflect the actual prorations contemplated by Section 12.1(c)."

          3. Intellectual Property and Trademarks. Section 2.1(j) of the Agreement is hereby amended to read, in its entirety, as follows:

          "(j) Intellectual Properties and Trademarks. All Intellectual Property and Trademarks of the Seller relating to the name "Rainbow", "Rainbow Foods" or variations thereof (whether or not used in the operation of the Store Properties, including those items described in Schedule 2.1(j) (the "Acquired Intellectual Property")."

          4. Closing Procedures. The Parties have reached certain agreements regarding the procedures to be followed in conducting the Inventory Count and concluding the Closing with respect to the Store Properties. Those agreements are as set forth in this paragraph.

               4.1  Commencement of Inventories.  The parties agree that the
Inventory  Count  of  the  respective Store  Properties  will  be conducted  according  to  the schedule set  forth  on  Exhibit  A
hereto.   Such  Inventory  Counts will  commence  at  a  mutually
convenient time on the evening of the day indicated and  will  be
concluded  as  promptly  as  reasonably  practical.    Upon   the
commencement of the Inventory Count as to any Store Property the store will be closed for retail business and there will be no further conditions to the Buyer's obligation to purchase the Acquired Assets with respect to such Store Property in accordance with the terms of the Agreement.

               4.2  Effective Time.  The effective time of the conveyance of the
Acquired   Assets,   assumption  of  the   Assumed   Liabilities,
employment of Store Employees and any other actions to be taken or events occurring under the Agreement as of or by reference to the Closing Date with respect to any Store Property shall be 12:01 a.m. on the day following the commencement of the Inventory
Count with respect to such Store Property (the "Effective Time").

               4.3 Inventory Confirmation. The parties agree that promptly upon completion of the Inventory Count with respect to any Store
Property  the parties will execute a certification  in  the  form
attached    hereto   as   Exhibit   B   (the   "Purchase    Price
Certification").    With   respect   to   the   Purchase    Price
Certification for any Store Property (a) the Asset Purchase Price
shall be the Asset Purchase Price allocable to the Store Property set  forth in Schedule 4.5 to the Agreement (as amended  hereby),
(b)  the Inventory Purchase Price shall be the Inventory Purchase
Price  for  the  Store  Property determined  in  accordance  with
Section  4.2  of  the  Agreement  (but  subject  to  post-closing
adjustment  under  Section  4.6  of  the  Agreement),   (c)   the
prorations shall be the net credit or debit to the Asset Purchase
Price reflecting applicable prorations for the Store Property  to which  the Parties have agreed in accordance with Section 12.1(c)
of  the  Agreement (but subject to post-closing adjustment  under
Section  4.6  of the Agreement), (d) the Indemnity Escrow  Amount
shall   be   the   Store  Percentage  (as  hereinafter   defined)
ofmultiplied  by  $71,500,000, and (e) the Purchase Price  Escrow
Amount shall be the Store Percentage (as hereinafter defined)  of
$1,000,000.   For purposes of this First Amendment paragraph  the
Store Percentage for any Store Property shall be the percentage of the total Asset Purchase Price of $424,5000,000 represented by such Store Property's allocable portion of the Asset Purchase
Price set forth on Schedule 4.5 of the Agreement as amended hereby.

4.4 Escrow. On or prior to the close of business on [June 6, 2003] Buyer will deposit in escrow that portion of the Asset
Purchase Price that is allocable under Schedule 4.5 of the Agreement to the Store Properties (the "Weekend Stores") for which the Inventory Count, as set forth on Exhibit A hereto, is to commence on either Friday, June 6 or Saturday, June 7, together with an amount equal to the sum of the Store Percentages of the Weekend Stores multiplied by the estimated Inventory
Purchase Price of $40,000,000. the sum of $82,500,000 representing (a) the Asset Purchase Price of $42,500,000 and (b) the Estimated Inventory Purchase Price of $40,000,000. Such amount (which, together with any interest accrued thereon while held in escrow hereunder, shall be referred to as the "Funding
Deposit") will be held pursuant to an escrow agreement (the
"Purchase Price Funding Escrow Agreement") containing the terms and in the form of Exhibit C hereto. In the case of any Weekend
Store, Tthe Purchase Price Certification, when signed by Seller and Buyer, shallfor any Store Property shall, when signed by Seller and Buyer, constitute instructions to the Escrow Agent to
(a) disburse the Indemnity Escrow Amount shown on the Purchase
Price Certification to the Escrow Agent to hold pursuant to the Indemnity Escrow Agreement (b) disburse the Purchase Price Escrow
Amount shown on the Purchase Price Certification to the Escrow
Agent to hold pursuant to the Purchase Price Adjustment Escrow
Agreement and (c) remit to Seller (or, if so instructed by Seller, to Seller's lenders) by wire transfer an amount equal to the Net Payable to Seller. In the case of any Store Property other than a Weekend Store, immediately upon the completion of a Purchase Price Certification with respect to such a Store
Property, Buyer will deliver, via wire transfer of immediately available funds, (a) to the Escrow Agent, the Indemnity Escrow
Amount shown on the Purchase Price Certification, to hold pursuant to the Indemnity Escrow Agreement (b) to the Escrow
Agent, the Purchase Price Escrow Amount shown on the Purchase
Price Certification, to hold pursuant to the Purchase Price
Adjustment Escrow Agreement and (c) to Seller (or, if so instructed by Seller, to Seller's lenders), an amount equal to the Net Payable to Seller shown on the Purchase Price
Certification. To the extent the Funding Deposit is not sufficient to pay all amounts payable to Seller pursuant to the respective Purchase Price Certifications for the Weekend Store
Properties, Buyer will remit such amounts in immediately available funds to Seller. Upon the conclusion of the transfers of funds contemplated by this paragraph with respect to all of the Weekend Stores Properties, the Parties will jointly instruct the eEscrow aAgent will, without further instructions from any party other than Buyer, to remit any remaining Funding Deposit to Buyer. The provisions of this Section 4 are intended to supplement Sections 4.3, 14.1, and 14.2 of the Agreement in order to permit payment of the Cash Purchase Price to occur as to individual Store Properties upon the completion of the Inventory
Count as to such Store Property in the manner described in this
Section 4.
          5. Leased Real Property. Section 5.5(c) of the Agreement is hereby amended to read, in its entirety, as follows:

          "(c) Except as provided on Schedule 5.5(c), to Seller's Knowledge, the current use of, and the manner of operation of the Business at, the Store Properties does not violate in any material respect any instrument of record or agreement affecting any of the Store Properties (including, without limitation, any restrictions or limitations imposed under the Leases). Except as provided on Schedule 5.5(c), to Seller's Knowledge there is no violation of any covenant, condition, restriction, easement, agreement or Order of any Governmental Entity having jurisdiction over the Store Properties that affects the use or occupancy thereof."

          6.   Indemnification and Indemnity Escrow Amount.

               6.1 Indemnity Escrow Amount. The definition of Indemnity Escrow Amount is hereby amended to read, in its entirety, as follows:

          "Indemnity  Escrow Amount"  means  One  Seven
          Million   Five   Hundred   Thousand   Dollars
          ($71,500,000).

               6.2 Survival. Section 16.1 of the Agreement is hereby amended to change the reference to "eighteen (18) months" therein to "twelvefifteen (152) months."

               6.3 Indemnification Cap. The definition of "Indemnification Cap" is amended to read, in its entirety, as follows:

          "'Indemnification  Cap'  means  Five  Million   Dollars
          ($5,000,000)."

and Section 16.3(d) of the Agreement is amended to read, in its entirety, as follows:

          "Notwithstanding any other provision of this Agreement, the indemnification obligations of Seller under Section 16.2(a)(i) or the indemnification obligations of Buyer or Parent under Secton 16.2(b)(i) will not exceed an amount equal to the Indemnification Cap, respectively. The parties shall be obligated to provide indemnification for all Indemnifiable Losses that may be asserted pursuant to Sections 16.2(a)(ii), 16.2(a)(iii), 16.2(b)(ii) and 16.2(b)(iii), as
          applicable."

                6.4   Duration  of Indemnification  Escrow.   The
duration  of  the  Indemnity Escrow under  the  Indemnity  Escrow
Agreement shall be twelve (12) months from the Closing Date.

           7. Purchase Price Adjustment. Section 4.1(a)(i) of the Agreement is amended to provide that the Asset Purchase Price is Forty-Four Million Dollars ($44,000,000).

           8. Inventory. Section 2.2(c) and Schedule 4.2(b) of the Agreement are amended as follows:

                8.1 Paragraph 8(e) of Schedule 4.2(b) is deleted in its entirety.

               8.2 Paragraph 12 of Schedule 4.2(b) is amended to provide that in the case of any Inventory which would have been excluded from the transaction under paragraph 8(e) of Schedule 4.2(b) prior to its deletion by this First Amendment, the "Retail" price for such Inventory means the lesser of (i) the retail selling price in effect for such Inventory as of the Closing Date or (ii) 30% of the "Retail" price of such Inventory as otherwise determined under paragraph 12 of Schedule 4.2(b).

                8.3 Section 2.2(c) is amended to delete from the first sentence thereof the clause ". . . and quantities of any item of merchandise at any Store that are materially in excess of quantities customarily maintained in such Store in the ordinary course of business . . . ". For purposes of this First
Amendment, quantities of Inventory referred to in the clause deleted by the preceding sentence are referred to as "Excess Quantities" of Inventory. Section 12 of Schedule 4.2(b) to the Agreement is amended to provide that in the case of any "Excess Quantities" of Inventory as defined in this Section 8.3, the "Retail" price for such items shall be 75% of what otherwise would be their "Retail" price under Section 12 of Schedule 4.2(b).

            9.     Disclosure  Schedules.   Attached  hereto  are
supplemental  disclosure schedules, which,  pursuant  to  Section
7.6(c)  of  the  Agreement, are deemed to  amend  the  Disclosure
Schedules.

            10.    Specific   Store  Property   Value   Schedule.
Schedule 4.5 to the Agreement is amended to add $50,000 to the value allocated to each Store Property thereon, other than Store No. 306, such that the total amount allocated to the several Store Properties is $44,000,000.

          11. Full Force and Effect. Except as modified by this First Amendment, the Agreement shall remain in full force and effect.


  [Remainder of page intentionally left blank.  Signature page follows.]


IN WITNESS WHEREOF, the Parties, acting through their duly authorized representatives, have executed this First Amendment as of the date first above written.

                              FLEMING COMPANIES, INC.


                              By /s/ Rebecca A. Roof
                                Name: Rebecca A. Roof
                                Title: Interim CFO



                              RAINBOW FOOD GROUP, INC.


                              By /s/ Kenneth W. Fuhrmann
                                Name: Kenneth W. Fuhrmann
                                Title: Vice President and
                              Secretary



                              ROUNDY'S, INC.


                              By /s/ Darren W. Karst
                                Name: Darren W. Karst
                                Title: Executive Vice President



                              RBF CORP.


                              By /s/ Darren W. Karst
                                Name: Darren W. Karst
                                Title: President


               1.1

             FIRST AMENDMENT TO DISCLOSURE SCHEDULES
                              INDEX

Schedule 1.1(a)     Acquired Contracts
Schedule 2.1(j)     Intellectual Property and Trademarks
Schedule 4.4        Allocation
Schedule 5.5(b)     Eminent Domain Proceedings
Schedule 5.5(c)     Covenants and Easements
Schedule 5.8        Claims, Litigation and Disputes
Schedule 5.9        Acquired Contracts
Schedule 5.11       Taxes
Schedule 5.13(a)    Employee Benefit Plans
Schedule 5.13(b)    Union Pension Plan Liability
Schedule 5.13(c)    Employees
Schedule 5.14       Environmental Matters
Schedule 5.19       Cure Costs
Schedule 7.2        Conduct of the Business Pending Closing

THE  ABOVE-DESCRIBED  SCHEDULES  ARE  OMITTED  FROM  THIS  FILING
PURSUANT  TO  ITEM 601(B)(2) OF REGULATION S-K.  THE  REGISTRANT,
ROUNDY'S,  INC. HEREBY AGREES TO FURNISH A COPY OF SUCH SCHEDULES
TO THE COMMISSION UPON REQUEST.





                            EXHIBIT A
                       INVENTORY SCHEDULE

          A.   Commence Inventory Count June 6, 2003
            Store - 54
            Store - 70
            Store - 66
            Store - 59
            Store - 68
            Store  - 74

          b.   Commence Inventory Count June 7, 2003
            Store - 44
            Store - 48
            Store - 76
            Store - 53
            Store - 78
            Store - 62

          c.   Commence Inventory Count June 8, 2003
            Store - 61
            Store - 15
            Store - 217
            Store - 58
            Store - 56
            Store - 12

          d.   Commence Inventory Count June 9, 2003
            Store - 75
            Store - 26
            Store - 34
            Store - 28
            Store - 50
            Store - 11

          e.   Commence Inventory Count June 10, 2003
            Store - 52
            Store - 60
            Store - 72
            Store - 55
            Store - 67
            Store - 51

          f.   Commence Inventory Count June 11, 2003
            Store - 306
            Store -
            Store -
            Store -
            Store -

          a.   Commence Inventory Count June 12, 2003
            Store -
            Store -
            Store -
            Store -
            Store -

          a.

                            EXHIBIT B
                  PURCHASE PRICE CERTIFICATION
                         Store _________

          Asset Purchase Price     $______________
          Inventory Purchase Price $______________
          Cash on Hand             $______________
          Cure Costs              <$_____________>
          Delinquent Sales & Property Taxes<$_____________>
          Net Prorations           $______________
          Total Payable By Buyer   $______________

          Indemnity Escrow Amount1<$_____________>
          Purchase Price Escrow Amount2<$_____________>
          Net payable to Seller3   $______________


Approved:
                              Fleming Companies, Inc., an
                              Oklahoma corporation and Rainbow
                              Food Group, Inc., a Nevada
                              corporation


                              By
                              Date


                              RBF Corp., a Wisconsin corporation
                              and Roundy's Inc., a Wisconsin
                              corporation


                              By
                              Date

                            EXHIBIT C
                        ESCROW AGREEMENT

             PURCHASE PRICE FUNDING ESCROW AGREEMENT


     THIS PURCHASE PRICE FUNDING ESCROW AGREEMENT (the "Agreement") is made as of this ___ day of June, 2003 by and among Bank One Trust Company, National Association (the "Escrow Agent"), Roundy's, Inc., a Wisconsin corporation ("Roundy's"), RBF Corp., a Wisconsin corporation (the "Buyer"), Fleming Companies, Inc., an Oklahoma corporation ("Fleming") and Rainbow Food Group, Inc., a Nevada corporation ("Rainbow" and together with Fleming, "Seller").
                            RECITALS:

     WHEREAS, Roundy's, Buyer, Fleming, and Rainbow are parties to an Asset Purchase Agreement dated as of May 2, 2003, as amended by a First Amendment to Asset Purchase Agreement dated as of June __, 2003 (the "First Amendment") (as amended, the "Purchase Agreement") pursuant to which Buyer has acquired certain of the assets and assumed certain of the liabilities of Seller in exchange for certain consideration as provided therein, and Roundy's has guaranteed Buyer's obligations thereunder and certain other obligations (the "Asset Purchase");

     WHEREAS, the Purchase Agreement provides that, as a condition to the Asset Purchase, the Seller will enter into this Purchase Price Funding Escrow Agreement, as a means of providing a fund from which to pay Seller the Estimated Cash Purchase Price (as such term is defined in the Purchase Agreement) with respect to those stores identified on Exhibit A to the First Amendment, whose inventory count commences on June 6, 2003 or June 7, 2003 (the "Applicable Stores").

                           AGREEMENT:

     NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Definitions. All capitalized terms used herein shall have the meanings set forth in the Purchase Agreement unless otherwise defined herein.

     2. Appointment of the Escrow Agent. Roundy's, Buyer and Seller hereby designate and appoint Bank One Trust Company, National Association, as the Escrow Agent hereunder, and Bank One Trust Company, National Association, hereby accepts such appointment and agrees to act as the Escrow Agent in accordance with the terms, conditions and provisions of this Escrow Agreement.

     3. Creation of Escrow Fund. On the date hereof, Buyer shall deliver to the Escrow Agent, by wire transfer, pursuant to
Section 4.4 of the First Amendment, the aggregate sum of _________________ Dollars ($__________), representing a portion of the Estimated Cash Purchase Price under the Purchase Agreement applicable to the Applicable Stores (the "Escrow Fund"). The Escrow Agent agrees to hold the Escrow Fund pursuant to the terms and conditions of this Agreement. References to the Escrow Fund shall include the outstanding balance of the Escrow Account, as adjusted to reflect interest earned thereon, less disbursements therefrom made in accordance with this Escrow Agreement. During the term of this Agreement, unless otherwise instructed in writing by notice given jointly by Buyer and Seller, the Escrow Agent shall make no disbursement of funds in the Escrow Account, except as provided in this Agreement.

     4.   Investment of Escrow Fund; Earnings.

           (a) Investment. The Escrow Agent shall invest and reinvest the Escrow Fund only in (a) notes or bills of the United States of America, (b) other short term obligations of, or obligations guaranteed by, the United States of America, or an instrumentality or agency of the United States of America, (c) commercial paper rated prime by Moody's Investor Service or A-1 by Standard and Poor's Corporation, or (d) one or more money market funds consisting primarily of the foregoing instruments, promptly in accordance with the written instructions of Buyer and Seller jointly given to the Escrow Agent from time to time, upon the terms and conditions set forth in this Escrow Agreement. In the absence of any instruction to the contrary, the Escrow Fund shall be invested in accordance with the instructions set forth on Schedule A attached hereto. All funds held by the Escrow Agent pursuant to this Agreement shall constitute trust property for the purposes for which they are held. The parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow Account or the purchase, sale, retention or other disposition of any investment. The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity.

           (b) Earnings. Income and interest realized on such investments of the Escrow Fund shall be retained by the Escrow Agent and shall be added to and become a part of the Escrow Fund hereunder, to be held and disbursed in accordance with the terms of this Agreement and the Purchase Agreement. Roundy's, Buyer and Seller, will provide the Escrow Agent with appropriate IRS Forms W-9, or such other income tax reporting information, as the Escrow Agent may reasonably request. The Escrow Agent shall not have any obligation to prepare or file any returns with the IRS with respect to any interest or other investment income earned on the Escrow Fund.

           (c) Disposition of Securities. At the time that the Escrow Agent shall be required to make any payment under this Escrow Agreement, the Escrow Agent shall liquidate the investments permitted hereunder to the extent necessary to make such payment in a manner that the Escrow Agent deems likely to minimize losses, penalties, or brokerage costs suffered in connection with such liquidation.

     5. Release of Escrow Fund. Promptly upon receipt by the Escrow Agent of a certification, executed by Buyer and Seller, itemizing the sums to be disbursed from the Escrow Fund pursuant to Section 4.4 of the First Amendment, and authorizing such disbursement, the Escrow Agent shall pay the sums indicated in such certification to the parties identified in such certification via wire transfer of immediately available funds to the applicable account designated in the certification (subject to Section 6(g) below). Immediately after the payment of the amounts set forth on such certification, the Escrow Agent shall disburse to Buyer, any remaining amounts, including interest thereon. The Escrow Agent shall not disburse any portion of the Escrow Fund, except as provided in this Section or to a successor Escrow Agent, if applicable.

     6.   Responsibilities of the Escrow Agent.

            (a) General. The Escrow Agent's duties and responsibilities, in its capacity as such, shall be limited to those expressly set forth in this Escrow Agreement, and the Escrow Agent shall not be subject to, nor obliged to recognize, any other agreement between any or all of the parties hereto even though reference thereto may be made herein, except to the extent that definitions contained in the Purchase Agreement are incorporated in this Agreement. This Agreement may not be amended at any time in such a way as to affect the rights, responsibilities, obligations, liabilities or fees of the Escrow Agent except with the Escrow Agent's written consent, as evidenced by an instrument in writing signed by Buyer, the Escrow Agent and Seller. The Escrow Agent shall be under no duty to interpret the terms of the Purchase Agreement, but shall rely solely on the notices and directions of the parties pursuant to this Agreement.

          (b) No Obligation to Confirm. The Escrow Agent shall not be liable for confirming the identity, authority or rights of any person, firm or corporation executing or delivering or purporting to execute or deliver this Agreement.

          (c) Reliance. The Escrow Agent may rely in good faith upon any instrument in writing presented to it and shall not be liable or responsible for any action taken or omitted in accordance with the provisions thereof.

          (d) Attachment, Garnishment or Levy. In the event any property held by the Escrow Agent hereunder shall be attached, garnished or levied upon under any court order, or if the delivery of such property shall be stayed or enjoined by any court order, or if any court order, writ, judgment or decree shall be made or entered affecting such property or affecting any act by the Escrow Agent, the Escrow Agent shall obey and comply with such writ, order, judgment or decree so entered or issued, notwithstanding any provision of this Escrow Agreement to the contrary. If the Escrow Agent obeys and complies with any such writ, order, judgment or decree, it shall not be liable to any of the parties hereto or to any other person, firm or entity by reason of such compliance, notwithstanding that any such writ, order, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

          (e) Indemnification of Escrow Agent. Subject to the final sentence of this Section 6(e), Buyer and Seller hereby agree to indemnify and hold harmless the Escrow Agent against any and all losses, claims, damages, liabilities and expenses, including, without limitation, reasonable costs of investigation and reasonable counsel fees and disbursements (at both the trial and appellate levels) which may be imposed on the Escrow Agent or incurred by it in connection with its acceptance of this appointment as Escrow Agent hereunder or the performance of its duties hereunder, including, without limitation, any litigation arising from this Agreement or involving the subject matter hereof; provided that Buyer and Seller shall not indemnify the Escrow Agent for losses, claims, damages, liabilities and expenses arising from the gross negligence of or intentional misconduct by the Escrow Agent or the Escrow Agent's breach of this Agreement. Indemnification of the Escrow Agent hereunder shall survive termination of this Agreement. One-half of any amounts payable under this Section 6(e) shall be paid by Seller and the other half shall be paid by Buyer.

           (f) Escrow Agent's Fees and Expenses. The Escrow Agent shall, upon submission to Buyer and Seller of a reasonably detailed itemized statement thereof, be reimbursed for all reasonable expenses, disbursements and advances (including reasonable attorneys' fees and expenses) incurred or made by it in performance of its duties hereunder, and shall be paid its fees in accordance with the fee schedule set out as Schedule B hereto. One-half of the Escrow Agent's fee, disbursements, expenses and advances, if any, shall be paid by Buyer, and one-half shall be paid by Seller. Subject to approval of the Bankruptcy Court and applicable bankruptcy law, the Escrow Agent shall have, and is hereby granted, a prior lien upon any property, cash, or assets of the Escrow Fund, with respect to its unpaid fees, nonreimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities. The Escrow Agent shall be entitled and is hereby granted the right to set off and deduct any unpaid fees, nonreimbursed expenses and unsatisfied indemnification rights from amounts on deposit in the Escrow Fund.

          (g) Resignation. The Escrow Agent may resign and be discharged from its duties hereunder at any time by giving written notice of such resignation to Seller and Buyer specifying a date (not less than thirty (30) days after the giving of such notice) when such resignation shall take effect. Promptly after such notice, Buyer and Seller mutually shall appoint a successor escrow agent, such successor escrow agent to become the Escrow Agent hereunder upon the resignation date specified in such notice. If Buyer and Seller are unable to agree upon a successor escrow agent within thirty (30) days after such notice, the Escrow Agent shall be entitled to petition the Bankruptcy Court, for so long as the Bankruptcy Cases are proceeding, and upon completion of the Bankruptcy Cases, any court of competent jurisdiction for the appointment of a successor escrow agent. The Escrow Agent shall continue to serve until its successor accepts the Escrow Fund. Buyer and Seller may agree at any time to substitute a new escrow agent by giving notice thereof to the Escrow Agent then acting.

          (h) Further Instructions. From time to time on or after the date hereof, Buyer and Seller shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments, or cause to be done such further acts, as the Escrow Agent may reasonably request in order to enable the Escrow Agent to carry out more effectively the provisions and purposes of this Escrow Agreement, to evidence compliance with this Agreement or to assure itself that it is reasonably protected in acting under this Agreement.

          (i) Disputes. In the event that (i) any dispute shall arise between the parties with respect to the disposition or disbursement of any of the assets held hereunder or (ii) the Escrow Agent shall be uncertain as to how to proceed in a situation not explicitly addressed by the terms of this Agreement whether because of conflicting demands by the other parties hereto or otherwise, the Escrow Agent shall be permitted to interplead all of the assets held hereunder into the Bankruptcy Court, so long as the Bankruptcy Cases are proceeding, and upon completion of the Bankruptcy Cases, into a court of competent jurisdiction, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets. The parties hereto other than the Escrow Agent further agree to pursue any redress or recourse in connection with such a dispute, without making the Escrow Agent a party to the same.

           (j) Limited Liability. IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (i) DAMAGES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES WHICH RESULT FROM ITS GROSS NEGLIGENCE, BAD FAITH, OR WILLFUL MISCONDUCT, OR (ii) SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. The Escrow Agent may consult with counsel and shall be fully protected with respect to any action taken or omitted by it in good faith on advice of counsel.

           (k) Litigation. If the Escrow Agent becomes involved in litigation on account of this Agreement, except as a result of a breach by Escrow Agent of this Agreement, it shall have the right to retain counsel and, subject to approval of the Bankruptcy Court and applicable bankruptcy law, shall have a first lien on the property deposited hereunder for any and all costs, attorneys' fees, charges, disbursements, and expenses in connection with such litigation; and shall be entitled to reimburse itself therefor out of the property deposited hereunder, and if it shall be unable to reimburse itself from the property deposited hereunder, the parties hereto jointly and severally agree to pay to the Escrow Agent on demand its reasonable charges, counsel and attorneys' fees, disbursements, and expenses in connection with such litigation. The Escrow Agent shall have the right to perform any of its duties hereunder through agents, attorneys, custodians or nominees.

           (l) Successor Entity to Escrow Agent. Any banking association or corporation into which the Escrow Agent may be merged, converted or with which the Escrow Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any banking association or corporation to which all or substantially all of the corporate trust business of the Escrow
Agent shall be transferred, shall succeed to all the Escrow Agent's rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

     7.   Miscellaneous Provisions.

                  (a) Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, delivered by overnight courier or transmitted by facsimile, or five days after mailed, certified or registered mail, with postage prepaid addressed as follows (or to such other person or address as the party to receive such notice may have designated from time to time by notice in writing pursuant hereto):

     If to Seller to:         Fleming Companies, Inc.
                    1945 Lakepointe Drive
                    Lewisville, TX  75029
                    Attention:  General Counsel
                    Facsimile:  (972) 906-1860

     with copies to:          McAfee & Taft
                    Tenth Floor, Two Leadership Square
                    211 North Robinson
                    Oklahoma City, OK  73102
                    Attention:  Louis J. Price
                               Richard A. Riggs
                    Facsimile:  (405) 235-0439

     If to Buyer to:          Roundy's, Inc.
                    23000 Roundy Drive
                    Pewaukee, WI  53072
                    Attention:  Edward G.  Kitz,
                    Vice President, Secretary and Treasurer
                    Facsimile:  (262) 953-7989

     with a copy to:          Whyte Hirschboeck Dudek S.C.
                    111 East Wisconsin Avenue, Suite 2100
                    Milwaukee, WI  53202
                    Attention:  John F. Emanuel
                         Facsimile:  (414) 223-5000

          If  to  the           Bank One Trust Company,  National
     Association
          Escrow Agent to:    111 East Wisconsin Avenue
                         Mail Code WI1-2054
                         Milwaukee, WI  53202
                           Attention:   Global  Corporate   Trust
          Services,
                         Daniel R. Olson
                         Facsimile:  (414) 298-4223

          (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits thereof. No waiver, amendment or supplement shall be effective unless in writing and signed by all the parties hereto.

          (c) Entire Agreement. This Agreement, together with the provisions of the Purchase Agreement that are incorporated by reference herein, constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior agreements among the parties with respect to these matters.

          (d) Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          (e) Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, assigns and transferees, as the case my be. Neither this Agreement nor any rights, duties or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties, and any attempted assignment or transfer without such prior written consent shall be null and void.

           (f)   Governing Law.  This Agreement shall be governed
by  and  construed in accordance with the laws of  the  State  of
Minnesota  without  giving  effect  to  the  conflicts   of   law
principles thereof.

          (g) Jurisdiction and Venue. Subject to Sections 17.3(a) and 17.13 of the Purchase Agreement, any dispute between the parties hereto relating to this Agreement shall be resolved by final binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), to be conducted in Hennepin County, Minnesota. To the extent they are available, arbitrators shall be selected from the AAA with food industry experience. In any dispute involving a claim in excess of $1,000,000, three arbitrators shall be employed. Absent a showing of good cause, the hearing shall be conducted within ninety (90) days from the service of the statement of claim. All proceedings shall be governed by the Federal Arbitration Act. Each party shall bear the expense of their own attorneys, experts and out of pocket costs as well as fifty percent of the expense of administration and arbitrator fees. The parties agree that the arbitrators SHALL NOT HAVE THE POWER TO AWARD PUNITIVE OR EXEMPLARY DAMAGES UNLESS THE ARBITRATOR(S) or a court of competent jurisdiction determines that this limitation, under the circumstances, violates public policy. Depositions, other than those taken in lieu of live testimony, shall not be taken except upon the arbitrator(s) finding of special need. The parties shall be entitled to conduct document discovery in accordance with a procedure where responses to information requests shall be made within twenty days (20) from their receipt. Each party shall be entitled to pursue remedies for emergency judicial relief in any court of competent jurisdiction, except that immediately following the preliminary adjudication of such request for emergency relief, the parties hereby consent to a stay of the judicial proceedings pending a determination of the dispute on the merits by arbitration as herein provided.

          (h)     Interpretation.    The   descriptive   headings
contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          (i) Remedies Cumulative. Except as otherwise provided herein, each and all of the rights and remedies in this Agreement provided, and each and all of the rights and remedies allowed at law and in equity shall be cumulative, and the exercise or resort to any and all other rights or remedies provided in this Agreement or at law or in equity shall not diminish or otherwise affect the rights and remedies provided in this Agreement.

          (j) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute a single agreement.

                    [SIGNATURE PAGE FOLLOWS]


      IN  WITNESS WHEREOF, the parties have caused this  Purchase
Price Adjustment Escrow Agreement to be executed by their duly authorized officers or representatives as of the date first above written.

FLEMING COMPANIES, INC.            ROUNDY'S, INC.


By:             ___________________________                   By:
___________________________
Name:       ___________________________               Darren   W.
Karst, Executive Vice
Title:     ___________________________             President  and
Chief Financial Officer

RAINBOW FOOD GROUP, INC.           RBF CORP.


By:             ___________________________                   By:
___________________________
Name:       ___________________________               Darren   W.
Karst, President
Title:    ___________________________

BANK ONE TRUST COMPANY,
NATIONAL ASSOCIATION,
as Escrow Agent

By:  _____________________________
Name:     _____________________________
Title:    _____________________________

                           SCHEDULE A

                  INSTRUCTIONS TO ESCROW AGENT


      Pursuant  to Section 4(a) of the Purchase Price  Adjustment
Escrow Agreement, Buyer and Seller hereby instruct Escrow Agent to invest the Escrow Funds as follows:

     ____      Notes or bills of the United States of America.

     ____ Other   short   term  obligations  of,  or  obligations
          guaranteed by, the United States of America, or an instrumentality or agency of the United States of America.

     ____ Commercial  paper  rated  prime  by  Moody's   Investor
          Service or A-1 by Standard and Poor's Corporation.

     ____ One Group Government Money Market Fund, Class I Shares, or any successor fund.

     These instructions shall remain in effect until Escrow Agent is instructed otherwise in the manner specified in the Agreement.

FLEMING COMPANIES, INC.            ROUNDY'S, INC.


By:             ___________________________                   By:
___________________________
Name:       ___________________________               Darren   W.
Karst, Executive Vice
Title:     ___________________________             President  and
Chief Financial Officer

RAINBOW FOOD GROUP, INC.           RBF CORP.


By:             ___________________________                   By:
___________________________
Name:       ___________________________               Darren   W.
Karst, President
Title:    ___________________________



                           SCHEDULE B

                    ESCROW AGENT FEE SCHEDULE

RE:  Purchase Price Adjustment Escrow Agreement

One-Time Fee                                            $500.00

Annual Administration Fee                                 $0.00

Out-of-pocket Expenses:

     Out-of-pocket expenses may be charged at cost to cover ordinary business expenses for postage, checks, stationery, printing, messenger deliveries, and telephone. Expenses for extraordinary services such as, but not limited to, travel, legal securities delivery, and legal notice publication will also be added.

Extraordinary Time Charges            $200 per hour (see below)

Additional Terms and Conditions:

     The fees quoted in this letter apply to services ordinarily rendered in the administration of an Agency Account and are subject to reasonable adjustment based on final review and acceptance of documents, or when the Agent is called upon to undertake unusual duties or responsibilities, or as changes in law, procedures, or the cost of doing business demand. Services in addition to and not contemplated in the agreement, including but not limited to document amendments and revisions, non-standard cash and/or investment transactions, calculations, notices, and reports, and default administration will be billed as Extraordinary Time Charges.

     Upon a client's direction, cash balances will be invested in any one of the following:

          Cash balances may be invested in The One Group Money Market Funds in which event Bank One will charge a 0 basis point (.0000) cash management fee. The One Group will pay Banc One Investment Advisors Corporation, an affiliate of BANK ONE, an investment advisory fee as described in the prospectuses.

          Cash balances may be invested in an alternative short-term investment fund in which event Bank One will charge a 25 basis point (.0025) cash management fee.

     Unless otherwise indicated, the above fees provide for the establishment of one account. Additional sub-accounts governed by the same escrow agreement may be established at an additional charge of $250 per account.

     The Acceptance Fee and the first year Annual Administration Fee are payable upon execution of the escrow documents. In the event the escrow is not funded, the Acceptance Fee and all related expenses will not be refunded. Annual Administration fees cover a full year in advance, or any part thereof, and thus are not pro-rated in the year of termination.

     In determining the general schedule of fees, Bank One takes into consideration the various incidental benefits accruing to it from the operation of the accounts. Collected funds must be on deposit prior to disbursement of payments. In addition, Bank One has the use of funds deposited to pay checks that have not yet been presented for payment. No interest shall be paid to the client on these funds, it being understood that the float on these funds is considered in the calculation of our fees.



_______________________________
1 To be  remitted  to Bank One, National Association,  as  Escrow
     Agent under Indemnity Escrow Agreement dated June ___, 2003.

2 To be  remitted  to Bank One, National Association,  as  Escrow
     Agent under Purchase Price Adjustment Escrow Agreement dated
     June ____, 2003.

3 To be remitted to Seller by wire transfer.